Evermore Funds Trust
Code of Ethics for Principal Executive and Senior Financial Officers

Approved by the Board of Trustees
As of November 30, 2009

In accordance with the Sarbanes-Oxley Act of 2002 (“Act”) and the rules promulgated thereunder by the U.S. Securities and Exchange Commission (“SEC”), Evermore Funds Trust (“Trust”) is required to file reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and must disclose whether it has adopted a code of ethics that is applicable to certain specified senior officers and that addresses certain matters specified in the Act and related SEC Rules (a “Sarbanes-Oxley Code”. The Trust’s Board of Trustees (“Board”), including a majority of the Trustees that are not interested persons of the Trust, as defined in Section 2(a)(19) of the Investment Company Act of 1940 (“Investment Company Act”), has approved the Trust’s Sarbanes-Oxley Code:

I.     Covered Officers/Purpose of the Code

This Code of Ethics (“Code”) of the Trust applies to the Trust’s Chief Executive Officer, President, [Chief Financial Officer and Chief Accounting Officer], or persons performing similar functions (“Covered Officers,” each of whom is set forth in Exhibit A), for the purpose of promoting:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Trust;

•	Compliance with applicable laws and governmental rules and regulations;

•	The prompt internal report of violations of the Doe to and appropriate person or persons identified in the Code; and

•	Accountability for adherence to the Code.

II.   Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

General policy: Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.  Each Covered Officer has a duty to exercise his or her authority and responsibility for the benefit of the Trust and its shareholders, to place the interests of the Trust and its shareholders. Each Covered Officer must avoid any circumstances that might adversely affect, or appear to affect, his or her duty of loyalty to the Trust and its shareholders in discharging his or her responsibilities, including the protection of confidential information and corporate integrity.

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interest of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer receives improper personal benefits as a result of his or her position with the Trust.

Certain conflicts of interest may arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase of sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The Trust’s and certain of its services providers’ compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and it investment adviser, Evermore Global Advisors, LLC (“EGA”), of which the Covered Officers may be officers of employees. As a result, the Code recognizes that the Covered Officers will, in the normal course of their duties (whether for the Trust or EGA), be involved in establishing policies implementing decisions that will have different effects on EGA and the Trust. The participant of the Covered Officers in such activities is inherent in the contractual relationships between the Trust and EGA and is consistent with the performance by Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities normally will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes of ethics.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

Each Covered Officer must:
•
not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust:

•
not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

•	report at least annually the information elicited in the Trust’s Director and Officer Questionnaire relating to potential conflicts of interest.

There are some conflict of interest situations that must be discussed with the Trust’s Audit Committee if material. Some examples of such situations include:

•	service as a director on the board of any public or private company, other than a management investment company;

•	the receipt of any non-nominal gifts from someone or a company that has current or prospective business dealings with the Trust;

•
the receipt of any entertainment from any company with which the Trust has current of prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than EGA or any affiliated person thereof; and

•
a direct or indirect financial interest in commissions, transaction charges or spread paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.      Disclosure and Compliance

Each Covered Officer:

•	must familiarize himself or herself with the disclosure requirements generally applicable to the Trust;

•
may not knowingly misrepresent, or cause others to misrepresent, fact about the Trust to others whether within or outside the Trust, including to the Board and auditors, governmental regulators or self-regulatory organizations;

•
must, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust, EGA, and other service providers, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

•	has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      Reporting and Accountability by Covered Officers

Each Covered Officer must:

•
upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing (in the form attached hereto as Exhibit B) to the Board that he or she has received, read, and understands the Code;

•	annually thereafter affirm (in the form attached hereto as Exhibit B) to the Board that he or she has complied with the requirements of the Code:

•	not retaliate against any other Covered Officer or any employee or agent of an affiliated person of the Trust for reports of potential violations that are made in good faith; and

•	notify the Trust’s Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

V.      Enforcement

The audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  The Audit Committee is authorized to consult, as appropriate, with counsel to the Trust. Any approvals or waivers south by a Covered Officer will be considered by the Audit Committee.

The Trust will follow these procedures in investigating and enforcing this Code:

•	The Audit Committee will take all appropriate action to investigate any potential violations reported to the Audit Committee;

•	if, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further actions;

•
any matter that the Audit Committee believes is a material violation will be promptly reported to the Board. The Trustees shall take such actions as they consider appropriate, including imposition of any sanction against himself or herself.

•	the Audit Committee will be responsible for granting waivers, as appropriate; and

•	any amendments to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.      Other Policies and Procedures

The Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, EGA or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to the Code, they are superseded by the Code to the extent that they overlap or conflict with the provisions of the Code. The Trust’s and EGA’s code of ethics under Rule 17j-1 under the Investment Company act and EGA’s more detailed policies and procedures set forth in the EGA corporate code are separate requirements applying to the Covered Officers and other, and are not part of this Code.

VII.      Amendment; Interpretation of Provisions

The Directors may from time to time amend the Code or adopt such interpretations of the Code as they deem appropriate. In connection with any amendment to the Code, a brief description of the amendment will be prepared so that the necessary disclosure may be made with the next Form N-CSR to be filed, or otherwise disclosed in accordance with applicable law.

VIII.    Confidentiality

All reports and records prepared or maintained pursuant to the Code shall be treated as confidential and shall not be disclosed to anyone other than the Board, the Covered Officers and Trust counsel, except as otherwise requested by applicable law.

IX.     Internal Use

The Code is intended solely for the internal use by the Trust and does not constitute admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

X.      Sanctions

Compliance by Covered Officers with the provisions of the Code is required. Covered Officers should be aware that in response to any violation, the Trust will take whatever action is deemed necessary under the circumstances, including, but not limited to, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to client accounts, fines disgorgement of profits, suspension or termination.